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                                                                      EXHIBIT 11


                              GLASSMASTER COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
                    FOR THE TWO YEARS ENDED AUGUST 31, 1995
                    (THOUSANDS EXCEPT FOR PER SHARE FIGURES)


                                                                                             1995             1994
                                                                                            ------           ------
Primary:
--------
  Average Shares Outstanding                                                                  1,597            1,574
  Net effect of dilutive stock options under treasury
   stock method using average market price                                                        0                0
                                                                                            -------          -------

      Total                                                                                   1,597            1,574

  Net Income                                                                                $   351          $   914
  ----------                                                                                =======          =======


  Earnings Per Share                                                                        $   .22          $   .58


Fully Diluted:
--------------
  Average Shares Outstanding                                                                  1,597            1,574
  Net effect of dilutive stock options under treasury stock
   method using year end market value if higher than average                                      0                0
                                                                                            -------          -------

      Total                                                                                   1,574            1,563


Earnings Per Share                                                                          $   .22          $   .58



Note: If average market price is higher than ending market price, primary and fully diluted EPS is the same.